Exhibit 10.15

EXECUTIVE SEVERANCE AGREEMENT

This Executive Severance Agreement (“Agreement”) is made effective as of May 8, 2014 (“Effective Date”), by and between Wesco Aircraft Hardware Corp., a California corporation (the “Company”), and Randy Snyder (“Executive”).  For purposes of this Agreement (other than Section 1(g) below), the “Company” shall mean the Company and its subsidiaries.

WHEREAS, Executive is a key employee of the Company and the Company and Executive desire to set forth herein the terms and conditions of Executive’s compensation in the event of a termination of Executive’s employment under certain circumstances; and

WHEREAS, especially in the event of a Change in Control (as defined below), Executive may be vulnerable to dismissal without regard to the quality of Executive’s service, and the Company believes that it is in the best interest of the Company to enter into this Agreement in order to ensure fair treatment of Executive and to reduce the distractions and other adverse effects upon such Executive’s performance which are inherent in the event of such a Change in Control.

The parties agree as follows:

1.                                      Definitions.  For purposes of this Agreement, the following terms shall have the following meanings:

(a)                                 “Affiliate” means with respect to any person or entity, any other person or entity that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such person or entity.  For purposes of this definition, “control”, when used with respect to any person or entity, means the power to direct the management and policies of such person or entity, directly or indirectly, whether through ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

(b)                                 “Base Amount” means the greater of Executive’s annual base salary (i) at the rate in effect on the day prior to the date of Executive’s Qualifying Termination, (ii) at the highest rate in effect at any time during the ninety (90) day period prior to Executive’s Qualifying Termination, or (iii) at the highest level in effect at any time during the ninety (90) day period prior to a Change in Control, and in any case shall include all amounts of such base salary that are deferred under any qualified and non-qualified employee benefit plans of the Company or under any other agreement or arrangement.

(c)                                  “Board” shall mean the Board of Directors of the Parent.

(d)                                 “Bonus Amount” means the greater of Executive’s target annual bonus amount (i) as in effect at the time of Executive’s Qualifying Termination, (ii) at the highest level in effect at any time during the ninety (90) day period prior to Executive’s Qualifying Termination, or (iii) at the highest level in effect at any time during the ninety (90) day period prior to a Change in Control.

(e)                                  “Carlyle” means collectively, (i) The Carlyle Group L.P. and/or each or any of its Affiliates, (ii) any investment fund managed or advised by the Carlyle Group L.P. or any of its Affiliates and (iii) any “group” (as such term is used in Section 13(d) of the Exchange Act (as defined below) that includes any person or entity described in the foregoing clauses (i) or (ii).

(f)                                   “Cause” shall mean any of the following: (i) Executive’s failure in any material respect to carry out or comply with any lawful and reasonable directive of the Board or Executive’s direct supervisor; (ii) Executive’s willful misconduct, gross negligence or breach of fiduciary duty with respect to the Company or any of its affiliates that, in each case or in the aggregate, results in material harm to the Company or any of its affiliates; (iii) Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony or crime involving moral turpitude; (iv) Executive’s unlawful use (including being under the influence) or possession of illegal drugs on the Company’s (or any of its affiliate’s) premises or while performing Executive’s duties and responsibilities; or (v) Executive’s commission of an act of fraud, embezzlement or misappropriation against the Company or any of its affiliates.  Notwithstanding the foregoing, in the event of any circumstance described in clause (i) of the foregoing sentence, the Company may not terminate Executive’s employment for Cause unless, to the extent such failure can be fully cured, the Company has provided Executive with at least thirty (30) days’ notice of such failure and Executive has not remedied the failure within the 30-day period.

(g)                                  “Change in Control” shall mean and includes each of the following:

(i)                                     A transaction or series of transactions (other than an offering of the Parent’s common stock to the general public through a registration statement filed with the Securities and Exchange Commission) occurring after the Effective Date whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (other than the Parent, any of its subsidiaries, an employee benefit plan maintained by the Parent or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Parent) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Parent possessing more than 50% of the total combined voting power of the Parent’s securities outstanding immediately after such transaction; or

(ii)                                  The consummation by the Parent (whether directly involving the Parent or indirectly involving the Parent through one or more intermediaries) after the Effective Date of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Parent’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)                               Which results in the Parent’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Parent or the person that, as a result of the transaction, controls, directly or indirectly, the Parent or owns, directly or indirectly, all or substantially all of the Parent’s assets or otherwise succeeds to the business of the Parent (the Parent or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)                               After which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1(g)(ii)(B) as beneficially owning 50% or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Parent prior to the consummation of the transaction.

Notwithstanding the foregoing, (i) no transaction, event or occurrence shall constitute a Change in Control for purposes of this Agreement if, immediately following such transaction, event or occurrence, Carlyle or any Stockholder Agreement Party owns at least 50% of the combined voting power of the Parent or the Successor Entity, as applicable, and (ii) no transaction, event or occurrence shall constitute a Change in Control for purposes of this Agreement, unless such transaction, event or occurrence also constitutes a “change in control event” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(h)                                 “Code” shall mean the Internal Revenue Code of 1986, as amended, and the Treasury Regulations and other interpretive guidance thereunder.

(i)                                     “Good Reason” shall mean the occurrence of any of the following events or conditions without Executive’s written consent:

(i)                                     a material diminution in Executive’s authority, duties or responsibilities, other than as a result of a Change in Control where Executive remains in a position with the Company or its successor (or any other entity that owns substantially all of the Company’s business after such sale) that is substantially equivalent in duties, rank, reporting structure and authority with Executive’s position prior to such sale, solely as such duties, rank, reporting structure and authority relate to the Company’s business;

(ii)                                  a material diminution in Executive’s base salary or target annual bonus level;

(iii)                               a material change in the geographic location at which Executive must perform his or her duties, which shall not include a relocation of Executive’s principal place of employment to any location within a fifty (50) mile radius of the location from which Executive served the Company immediately prior to the relocation; or

(iv)                              the failure of the Company to obtain an agreement from any successor to the Company or the Parent to assume and agree to perform this Agreement, as contemplated in Section 12(a) of this Agreement.

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions within ninety (90) days of the occurrence of such event or the date upon which Executive reasonably became aware that such an event or condition had occurred.  The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive.  Any voluntary termination for “Good Reason” following such thirty (30) day cure period must occur no later than the date that is six (6) months following the date notice was provided by Executive.  Executive’s voluntary Separation from Service by reason of resignation from employment with the Company for Good Reason shall be treated as involuntary.

(j)                                    “Parent” means Wesco Aircraft Holdings, Inc. a Delaware corporation, or its successor.

(k)                                 “Permanent Disability” means at any time the Company or any of its affiliates sponsors a long-term disability plan for the Company’s employees, “disability” as defined in such long-term disability plan for the purpose of determining a participant’s eligibility for benefits, provided, however, if the long-term disability plan contains multiple definitions of disability, “Permanent Disability” shall refer to that definition of disability which, if Executive qualified for such disability benefits, would provide coverage for the longest period of time. The determination of whether Executive has a Permanent Disability shall be made by the person or persons required to make disability determinations under the long-term disability plan. At any time the Company does not sponsor a long-term disability plan for its employees, Permanent Disability shall mean Executive’s inability to perform, with or without reasonable accommodation, the essential functions of his position hereunder for a total of three months during any six-month period as a result of incapacity due to mental or physical illness as determined by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representative, with such agreement as to acceptability not to be unreasonably withheld or delayed.

(l)                                     “Qualifying Termination” means (i) a termination by Executive of Executive’s employment with the Company for Good Reason or (ii) a termination by the Company of Executive’s employment with the Company without Cause.  Neither a termination of Executive’s employment due to Permanent Disability nor a termination of Executive’s employment due to death shall constitute a Qualifying Termination.

(m)                             “Separation from Service” means a “separation from service” with the Company as such term is defined in Treasury Regulation Section 1.409A-1(h) and any successor provision thereto.

(n)                                 “Stockholder Agreement Party” means any person or entity that is a party to that certain Amended and Restated Stockholders Agreement of Parent, dated as of July 27, 2011, and any Affiliate of any such person or entity.

2.                                      Term.  The initial term of this Agreement (the “Initial Term”) shall be for a period beginning on the Effective Date and ending on the three-year anniversary of the Effective Date.  On the three-year anniversary of the Effective Date and each successive anniversary of the Effective Date, the term of this Agreement shall automatically be extended for an additional one-year period (“Extension Terms” and, collectively with the Initial Term, the “Term”) unless the Company gives Executive a written notice of non-extension no later than ninety (90) days prior to the then-applicable anniversary of the Effective Date.  Upon the occurrence of a Change in Control, the Term shall automatically be extended until the two-year anniversary of the date on which the Change in Control occurs, provided that if Executive incurs a Qualifying Termination during the Term of this Agreement, the Term shall be further automatically extended for such additional period as necessary to provide that each party’s rights and obligations are fully satisfied hereunder.

3.                                      Severance.

(a)                                 Severance Upon Qualifying Termination.  If Executive has a Qualifying Termination that does not occur within 2 years following a Change in Control, then subject to the requirements of this Section 3, the Executive’s continued compliance with Sections 4, 5 and 6 and the terms of Section 7, Executive shall be entitled to receive, in lieu of any severance payments or other severance benefits to which Executive may otherwise be entitled under any other agreement with or plan, policy or arrangement of the Company, the following payments and benefits:

(i)                                     The Company shall pay to Executive his or her fully earned but unpaid base salary, when due, through the date of Executive’s Qualifying Termination at the rate then in effect, plus all other benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other Company group benefit plan to which Executive may be entitled pursuant to the terms of such plans or agreements;

(ii)                                  Subject to Section 3(d) and Section 7, Executive shall be entitled to receive severance pay in an amount equal to three times the Base Amount, payable in equal monthly installments following the effective date of such Qualifying Termination in accordance with the Company’s regular payroll practices;

(iii)                               Subject to Section 3(d) and Section 7, the Company shall pay to Executive a pro-rated portion (based on the number of days Executive was employed by the Company during the fiscal year in which the Qualifying Termination pursuant to this Section 3(a) occurs) of the Bonus Amount that Executive would have earned had Executive remained employed through the end of the fiscal year in which the Qualifying Termination occurs, based on the Company’s actual performance for such year and paid at the same time annual bonuses are generally paid to the Company’s executives;

(iv)                              Subject to Section 3(d) and Section 7, Executive shall be entitled to continued use for a period of six (6) months following Executive’s Qualifying Termination of Executive’s Company-owned or leased automobile and to continued reimbursement of operating and maintenance expenses, if applicable, in each case only to the extent and in the same manner as such benefits were provided (i) as of immediately prior to Executive’s Qualifying Termination, or (ii) at any time during the ninety (90) day period prior to Executive’s Qualifying Termination; and

(v)                                 Subject to Section 3(d) and Section 7, Executive shall be entitled to receive payment in an amount equal to the amount of the premiums Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ medical, dental and vision coverage in effect on the date of Executive’s Qualifying Termination under the Company’s group healthcare plans pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), which amount shall be based on the premium for the first month of COBRA coverage and shall be paid on the Company’s first regular pay date of each calendar month during the period commencing on Executive’s Qualifying Termination and ending 36 months after the Executive’s Qualifying Termination.

(b)                                 Severance Upon Qualifying Termination Occurring Within Two Years Following a Change in Control.  If Executive has a Qualifying Termination that occurs within two years following a Change in Control, then subject to the requirements of this Section 3, the Executive’s continued compliance with Sections 4, 5 and 6 and the terms of Section 7, Executive shall be entitled to receive, in lieu of any severance payments or other severance benefits to which Executive may otherwise be entitled under any other agreement with or plan, policy or arrangement of the Company, the following payments and benefits:

(i)                                     The Company shall pay to Executive his or her fully earned but unpaid base salary, when due, through the date of Executive’s Qualifying Termination at the rate then in effect, plus all other benefits, if any, under any Company group retirement plan, nonqualified deferred compensation plan, equity award plan or agreement, health benefits plan or other Company group benefit plan to which Executive may be entitled pursuant to the terms of such plans or agreements;

(ii)                                  Subject to Section 3(d) and Section 7, Executive shall be entitled to receive severance pay in an amount equal to three times the Base Amount, payable in equal monthly installments following the effective date of such Qualifying Termination in accordance with the Company’s regular payroll practices, plus three times the Bonus Amount, payable in a single lump sum as soon as practicable after the date of Executive’s Qualifying Termination;

(iii)                               Subject to Section 3(d) and Section 7, Executive shall be entitled to continued use for a period of six (6) months following Executive’s Qualifying Termination of Executive’s Company-owned or leased automobile and to continued reimbursement of operating and maintenance expenses, if applicable, in each case only to the extent and in the same manner as such benefits were provided (i) as of immediately prior to Executive’s Qualifying Termination, (ii) at any time during the ninety (90) day period prior to Executive’s Qualifying Termination, or (iii) to the greatest extent in effect at any time during the ninety (90) day period prior to a Change in Control;

(iv)                              Subject to Section 3(d) and Section 7, Executive shall be entitled to receive payment in an amount equal to the amount of the premiums Executive would be required to pay to continue Executive’s and Executive’s covered dependents’ medical, dental and vision coverage in effect on the date of Executive’s Qualifying Termination under the Company’s group healthcare plans pursuant to COBRA, which amount shall be based on the premium for the first month of COBRA coverage and shall be paid on the Company’s first regular pay date of each calendar month during the period commencing on Executive’s Qualifying Termination and ending 36 months after the Executive’s Qualifying Termination; and

(v)                                 Subject to Section 3(d) and Section 7, all unvested equity or equity-based awards granted under any equity compensation plans of the Parent shall immediately become 100% vested, provided that, unless a provision more favorable to Executive is included in an applicable award agreement, any such awards that are subject to performance-based vesting conditions shall only be payable subject to the attainment of the performance measures for the applicable performance period as provided under the terms of the applicable award agreement.

(c)                                  Other Terminations.  Upon Executive’s termination of employment for any reason other than as set forth in Section 3(a) and Section 3(b), the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall be entitled to receive (i) Executive’s fully earned but unpaid base salary, through the date of termination at the rate then in effect and (ii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law.  The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(d)                                 Release.  As a condition to Executive’s receipt of any amounts set forth in Section 3(a) or Section 3(b) above, Executive shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in the form substantially similar to the form attached hereto as Exhibit A (and any statutorily prescribed revocation period applicable to such Release shall have expired) within the sixty (60) day period following the date of Executive’s Qualifying Termination.

(e)                                  Exclusive Remedy; Other Arrangements.  Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts (if any) accruing after the termination of Executive’s employment shall cease upon such termination.  In addition, the severance payments provided for in Section 3(a) and 3(b) above are intended to be paid in lieu of any severance payments Executive may otherwise be entitled to receive under any other plan, program, policy or agreement with the Company or any of its affiliates (collectively, “Other Arrangements”).  Therefore, in the event Executive becomes entitled to receive the severance payments and benefits provided under Section 3(a) or 3(b) of this Agreement, he or she shall receive the amounts provided under that section of this Agreement and shall not be entitled to receive any severance payments or severance benefits pursuant to any Other Arrangements.  In addition, to the extent the Executive is a party to any employment agreement, offer letter or other agreement or arrangement with the Company or any of its affiliates, in each case that was entered into prior to the date of this Agreement, and that provides for the payment or provision of severance pay or severance benefits upon an involuntary termination or a resignation of employment for good reason (or term of similar meaning) (such agreement a “Prior Agreement”), the Executive hereby agrees that the severance pay and severance benefit provisions of such Prior Agreement shall be and hereby are superseded by this Agreement and from and after the date of this Agreement, such severance pay and severance benefit provisions of the Prior Agreement shall be and are null and void and of no further force or effect.  For the avoidance of doubt, except as may otherwise be agreed in writing between the Executive and the Company or one of its affiliates after the date of this Agreement, it is intended that the other terms and conditions of any Prior Agreement that do not provide for severance pay or severance benefits, including any non-competition, non-solicitation, non-disparagement, confidentiality, assignment of inventions covenants and other similar covenants contained therein, shall remain in effect in accordance with their terms (and shall not be limited by the provisions of any similar covenants set forth herein) for the periods set forth in the Prior Agreement. This Agreement shall not impact or reduce Executive’s rights, if any, to receive under any Other Arrangements reimbursement for, or direct payment to the carrier for, premium costs under COBRA (or any similar medical, dental or vision benefit continuation rights or payments).

(f)                                   No Mitigation.  Executive shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 3 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 3.

(g)                                  Return of the Company’s Property.  If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate his or her offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf.  Upon the termination of his or her employment in any manner, as a condition to Executive’s receipt of any post-termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company.  Executive shall deliver to the Company a signed statement certifying compliance with this Section 3(g) prior to the receipt of any post-termination benefits described in this Agreement.

(h)                                 Parachute Payments.

(i)                                     It is the objective of this Agreement to maximize Executive’s Net After-Tax Benefit (as defined herein) if payments or benefits provided under this Agreement are subject to excise tax under Section 4999 of the Code.  Notwithstanding any other provisions of this Agreement, in the event that any payment or benefit by the Company or otherwise to or for the benefit of Executive, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (all such payments and benefits, including the payments and benefits under Section 3(a) and Section 3(b) hereof, being hereinafter referred to as the “Total Payments”), would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the cash severance payments shall first be reduced, and the non-cash severance payments shall thereafter be reduced, to the extent necessary so that no portion of the Total Payments shall be subject to the Excise Tax, but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments), is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments).

(ii)                                  The Total Payments shall be reduced by the Company in the following order:  (i) reduction of any cash severance payments otherwise payable to Executive that are exempt from Section 409A of the Code, (ii) reduction of any other cash payments or benefits otherwise payable to Executive that are exempt from Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting or payments with respect to any equity award with respect to the Parent’s common stock that is exempt from Section 409A of the Code, (iii) reduction of any other payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A of the Code, but excluding any payments attributable to the acceleration of vesting and payments with respect to any equity award with respect to the Parent’s common stock that are exempt from Section 409A of the Code, and (iv) reduction of any payments attributable to the acceleration of vesting or payments with respect to any other equity award with respect to the Parent’s common stock that are exempt from Section 409A of the Code.

(iii)                               All determinations regarding the application of this Section 3(h) shall be made by an accounting firm with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by the Company (“Independent Advisors”).  For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation and (iii) the value of any non-cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.  The costs of obtaining such determination and all related fees and expenses (including related fees and expenses incurred in any later audit) shall be borne by the Company.

(iv)                              In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 3(h), the excess amount shall be returned immediately by Executive to the Company, plus interest at a rate equal to 120% of the semi-annual applicable federal rate as in effect at the time of the Change in Control.

(i)                                     Withholding.  All compensation and benefits to Executive hereunder shall be reduced by all federal, state, local and other withholdings and similar taxes and payments required by applicable law.

4.                                      Restrictive Covenants

(a)                                 The Executive recognizes and agrees that in order to assure that the Executive devotes all of the Executive’s professional time and energy to the operations of the Company while employed by the Company, and that during and after such employment in order to adequately protect the Company’s investment in its proprietary information and trade secrets and to protect such information and secrets and all other confidential information from disclosures to competitors and to protect the Company from unfair competition, certain restrictive covenants as set forth below, are necessary, reasonable and desirable.  The Executive understands and agrees that the restrictions imposed in these covenants represent a fair balance of the Company’s rights to protect its business and the Executive’s right to pursue employment.

(b)                                 During the period of the Executive’s service with the Company and for a period of 2 years thereafter, the Executive will not, directly or indirectly, (I) solicit for employment or employ (or attempt to solicit for employment or employ), for the Executive or on behalf of any sole proprietorship, partnership, corporation, limited liability company or business or any other person (other than the Company or any of its subsidiaries or Affiliates), any employee of the Company or any of its subsidiaries or Affiliates or any person who was such an employee during the one-year period preceding the date of such solicitation, employment or attempted solicitation or employment, or (II) encourage any such employee to leave his or her employment with the Company or any of its Subsidiaries or Affiliates.

(c)                                  In the event the terms of this Section 4 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to apply only for the maximum period of time for which it may be enforceable, in the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

5.                                      Non-disclosure of Proprietary Information

(a)                                 Except in connection with the faithful performance of the Executive’s duties or pursuant to Section 5(b), the Executive shall, in perpetuity, maintain in confidence and shall not directly, indirectly or otherwise, use, disseminate, disclose or publish, or use for his benefit or the benefit of any person, firm, corporation or other entity any confidential or proprietary information or trade secrets of or relating to the Company or any of its subsidiaries or Affiliates (including, without limitation, intellectual property in the form of patents, trademarks and copyrights and applications therefor, ideas, inventions, works, discoveries, improvements, information, documents, formulae, practices, processes, methods, developments, source code, modifications, technology, techniques, data, programs, other know-how or materials, owned, developed or possessed by the Company or any of its subsidiaries or Affiliates, whether in tangible or intangible form, information with respect to the Company’s or its subsidiaries’ or Affiliates’ operations, processes, products, inventions, business practices, finances, principals, vendors, suppliers, customers, potential customers, marketing methods, costs, prices, contractual relationships, regulatory status, prospects and compensation paid to employees or other terms of employment), or deliver to any person, firm, corporation or other entity any document, record, notebook, computer program or similar repository of or containing any such confidential or proprietary information or trade secrets.  The parties hereby stipulate and agree that as between them the foregoing matters are important, material and confidential proprietary information and trade secrets and affect the successful conduct of the businesses of the Company and its subsidiaries and Affiliates (and any successors or assignees thereof).

(b)                                 The Executive may respond to a lawful and valid subpoena or other legal process but shall give the Company the earliest practicable notice thereof, shall, as much in advance of the return date as practicable, make available to the Company and its counsel the documents and other information sought and shall reasonably assist such counsel at the Company’s expense in resisting or otherwise responding to such process.

(c)                                  Nothing in this Agreement shall prohibit the Executive from (i) disclosing information and documents when required by law, subpoena or court order (subject to the requirements of Section 5(b) above), (ii) disclosing information and documents to his professional adviser(s), (iii) disclosing the post-employment restrictions in this Agreement in confidence to any potential new employer, or (iv) disclosing information that has been or is hereafter disclosed and made public through no act or omission of the Executive in violation of this Agreement, any other confidentiality obligation or duty owed to the Company or any act or omission of any person which to the knowledge of the Executive has any legally binding confidentiality obligation or duty to the Company, or is otherwise ascertainable from public or trade sources or otherwise generally known in the trade.

6.                                      Non-Disparagement.  Each party to this Agreement (which, in the case of the Company, shall mean its officers and the members of the Board) agrees, during the period of Executive’s service with the Company and thereafter, to refrain from Disparaging (as defined below) the other party and its

Affiliates, including, in the case of the Company, any of its services, technologies or practices, or any of its directors, officers, agents, representatives or stockholders, either orally or in writing.  Nothing in this paragraph shall preclude any party from making truthful statements that are reasonably necessary to comply with applicable law, regulation or legal process, or to defend or enforce a party’s rights under this Agreement.  For purposes of this Agreement, “Disparaging” means making remarks, comments or statements, whether written or oral, that impugn the character, integrity, reputation or abilities of the person being disparaged.

7.                                      Condition to Severance Obligations.  The Company shall be entitled to cease all severance payments and benefits to Executive in the event of Executive’s breach any of the provisions of Sections 4, 5, 6 or 8 or of any other non-competition, non-solicitation, non-disparagement, confidentiality, or assignment of inventions covenants contained in any other agreement between Executive and the Company, which other covenants are hereby incorporated by reference into this Agreement.

8.                                      Inventions.  All rights to discoveries, inventions, improvements and innovations (including all data and records pertaining thereto) related to the business of the Company and its subsidiaries and Affiliates, whether or not patentable, copyrightable, registrable as a trademark, or reduced to writing, that Executive may discover, invent or originate during the period of his service with the Company, either alone or with others and whether or not during working hours or by the use of the facilities of the Company (“Inventions”), shall be the exclusive property of the Company.  Executive shall promptly disclose all Inventions to the Company, shall execute at the request of the Company any assignments or other documents the Company may deem reasonably necessary to protect or perfect its rights therein, and shall assist the Company, upon reasonable request and at the Company’s expense, in obtaining, defending and enforcing the Company’s rights therein. Executive hereby appoints the Company as Executive’s attorney-in-fact to execute on Executive’s behalf any assignments or other documents reasonably deemed necessary by the Company to protect or perfect its rights to any Inventions.

9.                                      Injunctive Relief.  It is recognized and acknowledged by Executive that a breach of the covenants contained in Sections 4, 5, 6 and 8 will cause irreparable damage to Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate.  Accordingly, Executive agrees that in the event of a breach of any of the covenants contained in Sections 4, 5, 6 and 8, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief without the requirement to post bond.

10.                               Agreement to Arbitrate.  Any controversy, claim or dispute arising out of or relating to this Agreement, shall be settled solely and exclusively by binding arbitration in Los Angeles, California. Such arbitration shall be conducted in accordance with the then prevailing JAMS Streamlined Arbitration Rules & Procedures, with the following exceptions if in conflict: (a) one arbitrator shall be chosen by JAMS; (b) each party to the arbitration will pay its pro rata share of the expenses and fees of the arbitrator, together with other expenses of the arbitration incurred or approved by the arbitrator; and (c) arbitration may proceed in the absence of any party if written notice (pursuant to the JAMS’ rules and regulations) of the proceedings has been given to such party. Each party shall bear its own attorneys’ fees and expenses. The parties agree to abide by all decisions and awards rendered in such proceedings. Such decisions and awards rendered by the arbitrator shall be final and conclusive. All such controversies, claims or disputes shall be settled in this manner in lieu of any action at law or equity; provided, however, that nothing in this subsection shall be construed as precluding the bringing an action for injunctive relief pursuant to any applicable Other Arrangement.

11.                               At-Will Employment Relationship.  Except as may be expressly provided in an applicable Other Arrangement, Executive’s employment with the Company is at-will and not for any specified period and may be terminated at any time, with or without Cause or advance notice, by either Executive or the Company.  Any change to the at-will employment relationship must be by specific, written agreement signed by Executive and an authorized representative of the Company.  Nothing in this Agreement is intended to or should be construed to contradict, modify or alter this at-will relationship.

12.                               General Provisions.

(a)                                 Successors and Assigns.  The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  The failure of any such successor to so assume this Agreement shall constitute a material breach of this Agreement by the Company.  As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.  This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b)                                 Severability.  In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(c)                                  Interpretation; Construction.  The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement.  This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.  Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.  For the avoidance of doubt, nothing in this Agreement shall be construed to limit the Company’s right to reduce or eliminate any perquisites (including the use of a Company-owned or leased automobile) that may be provided to the Executive at any time.

(d)                                 Governing Law and Venue.  This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.  Any suit brought hereon shall be brought in the state or federal courts sitting in Los Angeles, California, the parties hereby waiving any claim or defense that such forum is not convenient or proper.  Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(e)                                  Notices.  Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated:  (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt.  Notice shall be sent to Executive at the address set forth below and to the Company at its principal place of business, or such other address as either party may specify in writing.

(f)                                   Survival.  Sections 1 (“Definitions”), 3 (“Severance”), 4 (“Restrictive Covenants”), 5 (“Non-Disclosure of Proprietary Information”), 6 (“Non-Disparagement”), 7 (“Condition to Severance Obligations”), 8 (“Inventions”), 9 (“Injunctive Relief”), 10 (“Agreement to Arbitrate”) and 12 (“General Provisions”) of this Agreement shall survive termination of Executive’s employment with the Company.

(g)                                  Entire Agreement.  This Agreement and any covenants and agreements incorporated herein by reference as set forth in Section 7 together constitute the entire agreement between the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral, provided, however, that for the avoidance of doubt, all Other Arrangements (as such Other Arrangements may be amended, modified or terminated from time to time) shall remain in effect in accordance with their terms, subject to Section 3(e) hereof.  This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(h)                                 Code Section 409A.

(i)                                     The intent of the Parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith.

(ii)                                  Notwithstanding anything in this Agreement to the contrary, any compensation or benefits payable under this Agreement that is considered nonqualified deferred compensation under Section 409A and is designated under this Agreement as payable upon Executive’s termination of employment shall be payable only upon Executive’s “separation from service” with the Company within the meaning of Section 409A (a “Separation from Service”) and, except as provided below, any such compensation or benefits shall not be paid, or, in the case of installments, shall not commence payment, until the sixtieth (60th) day following Executive’s Separation from Service (the “First Payment Date”).  Any installment payments that would have been made to Executive during the sixty (60) day period immediately following Executive’s Separation from Service but for the preceding sentence shall be paid to Executive on the First Payment Date and the remaining payments shall be made as provided in this Agreement.

(iii)                               Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by the Company at the time of Executive’s Separation from Service to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (i) the expiration of the six-month period measured from the date of Executive’s Separation from Service with the Company or (ii) the date of Executive’s death.  Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

(iv)                              Executive’s right to receive any installment payments under this Agreement shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A.  Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(v)                                 To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred; provided, that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one year and the amount of in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits to be provided in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement or in-kind benefits under this Agreement will not be subject to liquidation or exchange for another benefit.

(i)                                     Administration.  This Agreement shall be interpreted and administered by the Board or a committee thereof to which the Board may delegate such function (the “Committee”).  The Board or the Committee shall have the exclusive power, subject to and within the limitations of the express provisions of this Agreement, to interpret this Agreement and to make factual findings and determinations and take such action in connection with the Agreement as it, in its sole discretion, deems appropriate. The Board’s or the Committee’s determination shall be binding and conclusive on all parties, and the Board or the Committee shall not be liable for any action or determination made in good faith with respect to this Agreement.

(j)                                    Source of Funds.  Amounts payable to Executive under this Agreement shall be from the general funds of the Company. Executive’s rights to unpaid amounts under this Agreement shall be solely those of an unsecured creditor of the Company.

(k)                                 Consultation with Legal and Financial Advisors.  By executing this Agreement, Executive acknowledges that this Agreement confers significant legal rights, and may also involve the waiver of rights under other agreements; that the Company has encouraged Executive to consult with Executive’s personal legal and financial advisors; and that Executive has had adequate time to consult with Executive’s advisors before executing this Agreement.

(l)                                     Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

WESCO AIRCRAFT HARDWARE CORP.

Dated:	May 8, 2014	By:	/s/ Greg Hann
		Name:	Greg Hann
		Title:	Executive Vice President and CFO

EXECUTIVE

Dated:	May 8, 2014		/s/ Randy Snyder

Address:

EXHIBIT A

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This General Release of Claims (“Release”) is entered into as of this            day of                 ,         , between                  (“Executive”), and Wesco Aircraft Hardware Corporation, Inc., a California corporation (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Executive and the Company are parties to that certain Executive Severance Agreement dated as of                     ,          (the “Agreement”);

WHEREAS, the Parties agree that Executive is entitled to certain severance benefits under the Agreement, subject to Executive’s execution of this Release; and

WHEREAS, the Company and Executive now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Executive pursuant to the Agreement, the adequacy of which is hereby acknowledged by Executive, and which Executive acknowledges that he or she would not otherwise be entitled to receive, Executive and the Company hereby agree as follows:

1.                                      General Release of Claims by Executive.

(a)                                 Executive, on behalf of himself or herself and his or her executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, creditors, agents and representatives, and the employee benefit plans in which Executive is or has been a participant by virtue of his or her employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Executive has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Executive’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract

Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and any similar state or local law.

Notwithstanding the generality of the foregoing, Executive does not release the following:

(i)                                     Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)                                  Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)                               Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv)                              Claims for indemnity under the bylaws of the Company or its affiliates, as provided for by law or under any applicable insurance policy with respect to Executive’s liability as an employee, director or officer of the Company pursuant to which Executive is covered as of the effective date of Executive’s termination of employment with the Company and its subsidiaries;

(v)                                 Claims based on any right Executive may have to enforce the Company’s executory obligations under the Agreement;

(vi)                              Claims Executive may have to vested or earned compensation and benefits; and

(vii)                           Any rights that cannot be released as a matter of applicable law, but only to the extent such rights may not be released under such applicable law.

(b)                                 Executive acknowledges that this Release was presented to him or her on the date indicated above and that Executive is entitled to have [twenty-one (21)/forty-five (45)] days’ time in which to consider it.  Executive further acknowledges that the Company has advised him or her that he or she is waiving his or her rights under the ADEA, and that Executive should consult with an attorney of his or her choice before signing this Release, and Executive has had sufficient time to consider the terms of this Release.  Executive represents and acknowledges that if Executive executes this Release before [twenty-one (21)/forty-five (45)] days have elapsed, Executive does so knowingly, voluntarily, and upon the advice and with the approval of Executive’s legal counsel (if any), and that Executive voluntarily waives any remaining consideration period.

(c)                                  Executive understands that after executing this Release, Executive has the right to revoke it within seven (7) days after his or her execution of it.  Executive understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Executive does not revoke the Release in writing.  Executive understands that this Release may not be revoked after the seven (7) day revocation period has passed.  Executive also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

(d)                                 Executive understands that this Release shall become effective, irrevocable, and binding upon Executive on the eighth (8th) day after his or her execution of it, so long as Executive has not revoked it within the time period and in the manner specified in clause (c) above.  Executive further understands that Executive will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is sixty (60) days following the date of Executive’s termination of employment.

2.                                      No Assignment.  Executive represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Executive may have against the Company Releasees.  Executive agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Executive.

3.                                      Severability.  In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

4.                                      Interpretation; Construction.  The headings set forth in this Release are for convenience only and shall not be used in interpreting this Agreement.  This Release has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms.  Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release.  Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

5.                                      Governing Law and Venue.  This Release will be governed by and construed in accordance with the laws of the United States of America and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof.  Any suit brought hereon shall be brought in the state or federal courts sitting in Los Angeles, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper.  Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

6.                                      Entire Agreement.  This Release and the Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral.  This Release may be amended or modified only with the written consent of Executive and an authorized representative of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

7.                                      Counterparts.  This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

IN WITNESS WHEREOF, and intending to be legally bound, the Parties have executed the foregoing Release as of the date first written above.

EXECUTIVE	WESCO AIRCRAFT HARDWARE CORP.

By:

Print Name:	Print Name:

Title: